                                                                    Exhibit 21.0

                          SUBSIDIARIES OF THE COMPANY

NAME                                     LOCATION                                  STATE OF INCORPORATION
----                                     --------                                  ----------------------
Black Box Corporation                    Lawrence, Pennsylvania, USA               Delaware

BBOX Holding Company                     Wilmington, Delaware, USA                 Delaware

Black Box of Pennsylvania                Lawrence, Pennsylvania, USA               Delaware

BB Technologies, Inc.                    Wilmington, Delaware, USA                 Delaware

Black Box Foreign Sales Corporation      St. Thomas, U.S.V.I.

Black Box Communication SANV             Zaventum, Belgium

Black Box do Brazil Industria e
Comercio Ltda.                           Sao Paulo, Brazil

Black Box Canada Corporation             Ontario, Canada

Black Box Catalogue, Ltd.                Reading, England

Black Box France, S.A.                   Rungis, France

Black Box Deutschland GmbH               Munich, Germany

Black Box Italia, SpA                    Vimodrone, Italy

Black Box Japan Kabushiki Kaisha         Tokyo, Japan

Black Box de Mexico, S.A. de C.V.        Mexico City, Mexico

Black Box Datacom, B.V.                  Utrecht, Netherlands

Datacom Black Box Services AG            Altendorf, Switzerland

Datacom Black Box Holding, AG            Zug, Switzerland

Black Box Australia Pty, Ltd. (1)        Croydon VIC, Australia

Black Box Catalog New Zealand
Limited (1)                              Wellington, New Zealand


(1)  Acquired in March 1997